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                                                                   Exhibit 21.1

Subsidiaries of the Environmental Safeguards, Inc., a Nevada corporation
("EVV"):

1.       National Fuel & Energy, Inc, a Wyoming corporation ("NFE")
         (100% owned by EVV)

2. OnSite Technology, L.L.C., an Oklahoma limited liability company ("OnSite") (100% owned by NFE)

3. OnSite Colombia, Inc., a Cayman Island corporation ("Colombia") (50% owned by OnSite)

4. OnSite Venezuela, Inc., a Cayman Island corporation ("Venezuela") (100% owned by OnSite)

5. Environmental Technology Services, Inc., a Cayman Island corporation ("ETSI") (100% owned by OnSite)

6. Environmental Services, Inc, a Cayman Island corporation ("ES") (100% owned by Colombia)

7. Environmental Leasing Company, a Cayman Island corporation ("ELC") (100% owned by OnSite)